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Exhibit 10.101a




January 8, 2003


David E. Kinney                     Phone:  (940) 365-2952
4336 Highway 377 South              Cell:   (214) 597-4640
Aubrey, Texas  76227                email:   Help@AnotherAspect.net

RE: EXECUTIVE AGREEMENT/GIS

Dear Dave,

         On behalf of Government Internet Systems, Inc., a Nevada corporation (the "Company"), I am pleased to confirm your engagement as Chief Technology Officer ("CTO") of Government Internet Systems, Inc., a Nevada corporation (the "Company") effective as of January 8, 2003, and your acceptance of such appointment. The Company looks forward to your future success as CTO of the Company. Pursuant to this letter agreement, you and we hereby confirm the following:

1. You will serve as CTO of the Company for six (6) months from the date hereof.

2. In the event Company actually receives (a) a minimum of $2,500,000 of funding or (b) sales in excess of $1,000,000 in the next six (6) months from the date hereof, then you shall have thirty (30) days to give the Company notice of your acceptance of your full time engagement as CTO and to the terms of the Employment Agreement, attached hereto as Attachment A and incorporated by this reference. The effective date (the "Effective Date") of the Employment Agreement will be on the date of your acceptance after either (a) or (b) occurs. In the event that neither (a) nor (b) has occurred within six (6) months after the execution of this letter agreement, then either party may terminate this Agreement upon thirty (30) days notice to the other party.

3. During the term of this letter agreement, you expressly acknowledge and agree that the terms of this letter agreement shall control until the Employment Agreement becomes effective. In addition, unless and until all of the terms of the Employment Agreement become effective, the Company shall have no obligation to pay the salary and benefits specified in Paragraphs 3.1, and 3.6, 4.1, 4.2, 4.3, and 4.4, nor shall Executive be obligated under Section 3.5.

4. During the term of the letter agreement, the parties agree that only Paragraphs 1, 3.3, 3.4, 3.7, 4.5, 5, 6, 7, 8, 9, 10, and 11 of the Employment
Agreement be incorporated as terms of this letter agreement. The Company shall reimburse you for reasonable travel and other expenses incurred in the course of performing services hereunder. You will receive no other compensation for your services as an executive of the Company until either of the events specified in Paragraph 2, Section (a) or (b) occurs.




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5. You agree that you will  execute,  and deliver to an officer of the  Company, the Company's Confidentiality and Development Agreement, which is attached hereto as Attachment B and incorporated herein by this reference. In addition, you will abide by the Company's strict policy that prohibits any new employee, consultant or advisor from using or bringing with him or her from any previous employer any confidential information, trade secret, or proprietary materials or processes of such employer.

         Again, let me indicate how pleased we all are to extend this offer, and how much we look forward to working together. Please indicate your acceptance by signing and returning the enclosed copy of this letter agreement and the affixed attachments. Only a written agreement signed by the Company and you can modify or amend this letter agreement.


Very truly yours,


ACCEPTED AND AGREED:


GOVERNMENT INTERNET SYSTEMS, INC.

By: _______________________________
         Victor Weber
         President
         Government Internet Systems, Inc.


DAVID E. KINNEY

By: _______________________________
         David E. Kinney, an individual





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                                  ATTACHMENT A

                              EMPLOYMENT AGREEMENT




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                                  ATTACHMENT B

                    CONFIDENTIALITY AND DEVELOPMENT AGREEMENT